Exhibit 99


                   [COMMONWEALTH BANCORP, INC. LETTERHEAD]



For release:   IMMEDIATELY
Contact:       Charles M. Johnston, Chief Financial Officer (610) 313-2189

COMMONWEALTH BANCORP, INC. REPORTS RECORD EARNINGS PER SHARE FOR SECOND QUARTER 2001

NORRISTOWN, PA, JULY 17, 2001 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB), today reported net income of $4.1 million, or a record $0.38 per common share on a diluted basis, for the second quarter of 2001, compared to net income of $3.8 million, or $0.35 per common share on a diluted basis, for the second quarter of 2000.

The results for the second quarter of 2001 were characterized by:

   - An increase in the net interest margin to 4.47% on a fully taxable equivalent basis, compared to 4.30% in the second quarter of 2000;
   - An improvement in the cash operating expense ratio to 61.9%, compared to 67.9% in the second quarter of 2000; and
   - An increase in the allowance for credit losses of $1.1 million, compared to March 31, 2001, reflecting significant growth in the consumer and commercial loan portfolios.

For the six months ended June 30, 2001, net income was $5.4 million, or $0.50 per common share on a diluted basis, compared to net income of $7.2 million, or $0.65 per common share on a diluted basis, for the six months ended June 30, 2000.

The results for the first six months of 2001 were affected by:

   - A $2.3 million pre-tax charge associated with the sale of Commonwealth's mortgage loan production offices and the outsourcing of its mortgage servicing function;
   - A $0.7 million pre-tax charge relating to the retirement of Commonwealth's Chief Executive Officer; and
   - A $0.5 million pre-tax charge relating to a disputed interest rate on a loan originated in the 1970's.

Exclusive of these three items, net income for the first six months of 2001 would have been $8.1 million, or $0.74 per share on a diluted basis.

"We are very pleased with the results for the second quarter of 2001, the initial quarter subsequent to the restructuring of Commonwealth's mortgage banking business," stated Patrick J. Ward, Commonwealth's President and Chief Executive Officer. He added, "These results underscore the soundness of our strategy to shift Commonwealth's business mix toward consumer and commercial banking, while de-emphasizing mortgage banking. Compared to the second quarter of 2000, average commercial loans increased 36% to $276 million, average consumer loans increased 13% to $389 million and average demand and money market deposits increased 4% to $773 million."


Net interest income was $18.3 million in the second quarter of 2001, compared to $18.5 million in the second quarter of 2000. For the six months ended June 30, 2001, net interest income was $36.0 million, versus $36.5 million for the comparable period in 2000. The decrease for the six months ended June 30, 2001 was primarily attributable to a $0.5 million charge relating to a disputed interest rate on a loan originated in the 1970's.

The net interest margin on a fully taxable equivalent basis was 4.47% in the second quarter of 2001, compared to 4.30% in the second quarter of 2000. The increase was primarily attributable to a 0.19% decrease in the cost of interest-bearing liabilities. The decrease in the cost of interest-bearing liabilities was primarily related to a favorable change in funding mix, involving an increase in lower costing demand deposits, and a decrease in higher costing certificates and wholesale borrowings.

For the six months ended June 30, 2001, the net interest margin on a fully taxable equivalent basis was 4.38%, versus 4.22% in the comparable 2000 period. The increase was primarily attributable to a 0.13% increase in the yield on interest-earning assets as a result of an increase in higher yielding consumer and commercial loans, and a decrease in lower yielding mortgage loans and securities. Also contributing to the increase in net interest margin was a 0.05% decrease in the cost of interest-bearing liabilities. The decrease in the cost of interest-bearing liabilities was primarily related to the same factors responsible for the decrease in the second quarter of 2001. The net interest margin for the first six months of 2001was impacted by the $0.5 million charge relating to a disputed interest rate on a loan originated in the 1970's. Exclusive of this item, the net interest margin on a fully taxable equivalent basis would have been 4.44% for the six months ended June 30, 2001.

Noninterest income totaled $5.1 million in the second quarter of 2001, compared to $5.5 million in the second quarter of 2000. The decrease reflected a $0.7 million decrease in the net gain on sale of mortgage loans, which was primarily attributable to Commonwealth's restructuring of its residential mortgage banking division. The decrease was partially offset by a $0.4 million increase in deposit fees and related income relating to an increase in transaction accounts.

Noninterest income was $10.6 million for the first six months of 2001, compared to $10.4 million for the same 2000 period. The increase was primarily attributable to a $0.8 million increase in deposit fees and related income relating to an increase in transaction accounts. The increase was partially offset by a $0.5 million decrease in the net gain on sale of mortgage loans, which was primarily attributable to Commonwealth's restructuring of its residential mortgage banking division.

Noninterest expense was $15.7 million in the second quarter of 2001, compared to $17.6 million in the second quarter of 2000. The decrease was primarily attributable to a reduction in mortgage banking expenses. Recurring noninterest expense excluding amortization of intangible assets totaled 61.9% of recurring noninterest income and net interest income on a fully taxable equivalent basis in the second quarter of 2001. This compared to 67.9% in the second quarter of 2000.


Noninterest expense was $35.6 million for the six months ended June 30, 2001, compared to $34.7 million for the same period in 2000. The increase was primarily attributable to the $2.3 million charge associated with the sale of the mortgage loan production offices and the outsourcing of the mortgage servicing function, and the $0.7 million charge relating to the retirement of Commonwealth's Chief Executive Officer. Exclusive of these items, noninterest expense would have been $32.6 million for the first six months of 2001, a decrease of 6% compared to the first six months of 2000. The decrease was primarily due to a reduction in mortgage banking expenses. Recurring noninterest expense excluding amortization of intangible assets totaled 63.7% of recurring noninterest income and net interest income on a fully taxable equivalent basis for the six months ended June 30, 2001. This compared to 68.5% for the same period in 2000.

Provision for loan losses totaled $2.3 million and $3.8 million in the second quarter and six months ended June 30, 2001, respectively. The provision for loan losses totaled $1.2 million and $2.3 million in the second quarter and six months ended June 30, 2000, respectively. At June 30, 2001, the allowance for loan losses totaled $12.2 million, or 0.87% of loans, compared to $11.1 million, or 0.78% of loans, at December 31, 2000. The increase in the allowance for loan losses reflects Commonwealth's on-going strategy to increase consumer and commercial lending, while de-emphasizing mortgage lending. Consumer and commercial loans generally involve greater credit risk than mortgage loans. At June 30, 2001, consumer and commercial loans represented 49% of total loans, compared to 44% at December 31, 2000.

Net credit losses totaled $1.2 million, or 0.34% of average loans in the second quarter of 2001. This compared to $1.1 million, or 0.30% of average loans in the second quarter of 2000. For the six months ended June 30, 2001, net credit losses totaled $2.6 million, or 0.36% of average loans, compared to $2.2 million, or 0.32%, in the same 2000 period. The increases were primarily related to an increase in consumer net credit losses, which were $1.3 million and $2.6 million in the second quarter and six months ended June 30, 2001, compared to $1.0 million and $2.1 million in the second quarter and six months ended June 30, 2000.

Nonperforming assets totaled $10.5 million, or 0.58% of assets at June 30, 2001, compared to $10.7 million, or 0.57%, at December 31, 2000.

Provision for income taxes was $1.4 million, or 25% of income before income taxes in the second quarter of 2001, compared to $1.4 million, or 26.5%, in the second quarter of 2000. For the first six months of 2001, provision for income taxes was $1.8 million, or 25% of income before income taxes, compared to $2.6 million, or 26.5%, in the first six months of 2000. The decrease in the effective tax rate in the second quarter and first six months of 2001, relative to the comparable periods in 2000, was primarily attributable to lower pre-tax income for the six months ended June 30, 2001, which resulted in a higher relative percentage of tax-exempt income to total income.

Commonwealth Bank s risk-based capital ratio was 10.9% at June 30, 2001, compared to 11.3% at December 31, 2000. As of June 30, 2001, the Bank was in full compliance with all regulatory capital requirements and maintained capital ratios which were generally in line with internal targeted levels.


Commonwealth Bancorp, Inc., with consolidated assets of $1.8 billion, is the holding company for Commonwealth Bank, which has 60 branches throughout southeast Pennsylvania.


                                # # # # #

Certain statements contained herein may not be based on historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those indicated in such statements due to risks, uncertainties and changes with respect to a variety of market and other factors.

Detailed supplemental information follows.


                                                                   Commonwealth Bancorp, Inc. and Subsidiaries
                                                                        Consolidated Statements of Income
                                                               (in thousands, except share and per share amounts)

                                                                        For the Quarter         For the Six Months
                                                                         Ended June 30,           Ended June 30,
                                                                       2001         2000         2001        2000
                                                                     -------      -------      -------      -------
                                                                          (Unaudited)              (Unaudited)
Interest income:
  Interest on loans                                                  $28,501      $28,366      $57,535      $55,722
  Interest and dividends on deposits and money
     market investments                                                  588          496        1,024          971
  Interest on investment securities                                      149          530          298        1,495
  Interest on mortgage-backed securities                               3,084        4,477        6,475        9,327
                                                                     -------      -------      -------      -------
            Total interest income                                     32,322       33,869       65,332       67,515

Interest expense:
  Interest on deposits                                                11,555       12,227       23,638       24,575
  Interest on notes payable and other borrowings                       2,480        3,160        5,683        6,408
                                                                     -------      -------      -------      -------
            Total interest expense                                    14,035       15,387       29,321       30,983
                                                                     -------      -------      -------      -------
            Net interest income                                       18,287       18,482       36,011       36,532

Provision for loan losses                                              2,250        1,200        3,750        2,325
                                                                     -------      -------      -------      -------
            Net interest income after provision for loan losses       16,037       17,282       32,261       34,207

Noninterest income:
  Deposit fees and related income                                      3,490        3,069        6,467        5,660
  Servicing fees                                                         160          189          396          420
  Net gain on sale of mortgage loans                                     371        1,036        1,612        2,096
  Other                                                                1,081        1,158        2,158        2,179
                                                                     -------      -------      -------      -------
            Total noninterest income                                   5,102        5,452       10,633       10,355
                                                                     -------      -------      -------      -------
Noninterest expense:
  Compensation and employee benefits                                   7,467        8,732       17,065       17,441
  Occupancy and office operations                                      2,318        2,687        4,842        5,411
  Amortization of intangible assets                                    1,135        1,239        2,369        2,450
  Other                                                                4,801        4,900       11,354        9,440
                                                                     -------      -------      -------      -------
            Total noninterest expense                                 15,721       17,558       35,630       34,742
                                                                     -------      -------      -------      -------
            Income before income taxes                                 5,418        5,176        7,264        9,820

Income tax provision                                                   1,354        1,371        1,816        2,602
                                                                     -------      -------      -------      -------
Net income                                                            $4,064       $3,805       $5,448       $7,218
                                                                  ==========   ==========   ==========   ==========
Basic weighted average number of shares outstanding               10,487,756   10,738,767   10,532,642   10,804,089
                                                                  ==========   ==========   ==========   ==========
Basic earnings per share                                               $0.39        $0.35        $0.52        $0.67
                                                                  ==========   ==========   ==========   ==========
Diluted weighted average number of shares outstanding             10,812,469   10,962,546   10,873,670   11,057,845
                                                                  ==========   ==========   ==========   ==========
Diluted earnings per share                                             $0.38        $0.35        $0.50        $0.65
                                                                  ==========   ==========   ==========   ==========


                                              Commonwealth Bancorp, Inc. and Subsidiaries
                                                       Consolidated Balance Sheets
                                          (in thousands, except share and per share amounts)

                                                                                   June 30,       December 31,
                                                                                     2001             2000
                                                                                  ----------     ------------
Assets:                                                                           (Unaudited)
Cash and due from banks                                                             $66,546        $66,329
Interest-bearing deposits                                                            45,381            371
Mortgage loans held for sale                                                          6,131         43,007
Investment securities
   Securities available for sale (cost of $13,279
     and $13,350, respectively), at market value                                     13,552         14,051
Mortgage-backed securities
   Securities available for sale (cost of $169,871
     and $201,448, respectively), at market value                                   172,726        202,700
Loans receivable, net                                                             1,393,178      1,416,110
Accrued interest receivable, net                                                      8,378          9,435
FHLB stock, at cost                                                                  12,565         18,400
Premises and equipment, net                                                          14,211         15,349
Intangible assets                                                                    27,281         30,450
Other assets, including net deferred taxes of $5,845
   and $6,255, respectively                                                          51,513         53,308
                                                                                 ----------     ----------
                    Total assets                                                 $1,811,462     $1,869,510
                                                                                 ==========     ==========
Liabilities:
Deposits                                                                         $1,464,068     $1,454,592
Notes payable and other borrowings:
   Secured notes due to Federal Home Loan Bank of Pittsburgh                        124,889        171,666
   Securities sold under agreements to repurchase                                    10,000         35,000
   Other borrowings                                                                  23,722         17,830
Advances from borrowers for taxes and insurance                                       9,838          7,851
Accrued interest payable, accrued expenses and other liabilities                     20,758         22,118
                                                                                  ---------      ---------
                    Total liabilities                                             1,653,275      1,709,057
                                                                                  ---------      ---------
Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.10 par value; 5,000,000 shares
   authorized; none issued                                                               -              -
Common stock, $0.10 par value; 30,000,000 shares authorized;
    18,068,127 shares issued and 11,070,437 outstanding at June 30, 2001
    18,068,127 shares issued and 11,309,487 outstanding at December 31, 2000          1,807          1,807
Additional paid-in capital                                                          138,698        138,166
Retained earnings                                                                   145,832        145,869
Unearned stock benefit plan compensation                                             (5,691)        (6,596)
Accumulated other comprehensive income                                                2,047          1,286
Treasury stock, at cost; 6,997,690 and 6,758,640 shares, respectively              (124,506)      (120,079)
                                                                                 -----------    -----------
                    Total shareholders' equity                                      158,187        160,453
                                                                                 -----------    -----------
                    Total liabilities and shareholders' equity                   $1,811,462     $1,869,510
                                                                                 ==========     ===========


                              Commonwealth Bancorp, Inc. and Subsidiaries
                                       Selected Financial Data
                                (in thousands, except per share data)

                                                    For the Quarter Ended     For the Six Months Ended
                                                     6/30/01      6/30/00       6/30/01     6/30/00
                                                   ---------    ---------     ---------   ---------
                                                          (Unaudited)               (Unaudited)
BALANCE SHEET DATA:
Average Mortgage Loans                               $756,633    $876,246      $794,168    $875,863
Average Consumer Loans                                389,211     344,857       386,162     335,757
Average Commercial Loans                              275,991     202,822       261,782     198,375
Average Loans                                       1,421,835   1,423,925     1,442,112   1,409,995
Average Interest-Earning Assets                     1,658,481   1,739,566     1,675,399   1,751,766
Average Assets                                      1,815,050   1,888,548     1,832,455   1,898,495

Average Core Deposits                                 995,003     970,971       979,826     961,435
Average Certificates of Deposit                       475,760     523,616       485,248     537,681
Average Deposits                                    1,470,763   1,494,587     1,465,074   1,499,116
Average Interest-Bearing Liabilities                1,634,149   1,707,123     1,651,070   1,717,192
Average Shareholders' Equity                          159,832     150,005       160,230     150,788


OPERATING DATA:
Annualized Return on Assets                             0.90%       0.81%         0.60%       0.76%
Annualized Return on Equity                            10.20%      10.20%         6.86%       9.63%

Cash Operating Expense Ratio (a)                       61.87%      67.86%        63.70%      68.50%

Average Yield on Mortgage Loans (b)                     7.40%       7.37%         7.48%       7.33%
Average Yield on Consumer Loans (b)                     9.18%       9.17%         9.21%       9.07%
Average Yield on Commercial Loans (b)                   8.40%       8.95%         8.23%       8.87%
Average Yield on Loans (b)                              8.08%       8.03%         8.08%       7.96%
Average Yield on Interest-Earning Assets (b)            7.86%       7.86%         7.91%       7.78%

Average Cost of Core Deposits                           2.15%       2.33%         2.23%       2.33%
Average Cost of Certificates of Deposit                 5.25%       5.08%         5.32%       5.02%
Average Cost of Deposits                                3.15%       3.29%         3.25%       3.30%
Average Cost of Interest-Bearing Liabilities            3.44%       3.63%         3.58%       3.63%
Net Interest Margin (b)                                 4.47%       4.30%         4.38%       4.22%



Period End Book Value Per Share                        $14.29      $13.26        $14.29      $13.26
Period End Tangible Book Value Per Share                11.82       10.41         11.82       10.41
Period End Nonperforming Loans                          7,548       6,589         7,548       6,589
Period End Nonperforming Assets                        10,459       9,780        10,459       9,780

(a) Recurring noninterest expense excluding amortization of intangibles expressed as a percentage of recurring net revenue
(b) Taxable equivalent basis